GUARANTEE AGREEMENT

Agreement between Harford Life Insurance Company ("HL") and ITT Hartford International Life Reassurance Corporation, its wholly owned subsidiary ("HLRe"), effective as of May 1, 1993.

WITNESSETH:

WHEREAS, HLRe is a wholly owned subsidiary of HL; and

WHEREAS, HL is willing to guarantee the payment of HLRe's legitimate reinsurance obligations arising out of HLRe's operations; and

WHEREAS, the corporate interests of HLRe and HL, will be enhanced by existence of such a guarantee.

NOW, THEREFORE, the parties agree as follows:

SECTION 1.

GUARANTEE

In consideration of the foregoing and for other valuable consideration, the receipt of which is hereby acknowledged, HL unconditionally guarantees to HLRe and insurers and reinsurers ceding insurance business to HLRe pursuant to reinsurance agreements with HLRe that it will, (i) on demand, make funds available in cash to HLRe, for the timely payment of contractual claims made under such reinsurance agreements or (ii) if HLRe fails to pay such contractual claims in a timely manner, on demand make funds available in cash to such insurers and reinsurers for the timely payment of contractual claims made under such reinsurance agreements. This Agreement is not, and nothing herein contained or done pursuant hereto by HL shall be deemed to constitute, a direct or indirect guarantee by HL of the payment of any debt or other obligation, indebtedness or liability, of any kind or character whatsoever, of HLRe, except as provided in this Section 1. This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by insurers and reinsurers upon the insolvency, bankruptcy or reorganization of HLRe or otherwise, all as though such payment had not been made.

SECTION 2.

OBLIGATIONS UNCONDITIONAL

The obligations of HL under this Guarantee are unconditional to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge of a surety or guarantor, it being the intent of this Guarantee that the obligations of HL hereunder shall be absolute and unconditional under any circumstances and shall not be discharged except by payment. HL hereby expressly waives diligence, presentment, demand, any notice requirements including notice of acceptance, rights of setoff and counterclaim and any requirement that HLRe or any insurer or reinsurer exhaust any right, power or remedy or proceed against any obligor.

SECTION 3.

SUBROGATION

HL hereby unconditionally agrees that until the payment and satisfaction in full of any contract payments guaranteed hereby, it shall not exercise any right or remedy arising by reason of any performance by them of this Guarantee, whether by subrogation or otherwise, against HLRe.

SECTION 4.

REMEDIES

HL agrees that as to it on the one hand, and ceding insurers and reinsurers on the other hand, the obligations of HLRe guaranteed hereunder may be declared to be forthwith due and payable at the maturity dates as provided in the contracts notwithstanding any stay provided for by the Federal Bankruptcy Code (or any successor legislation) or any applicable state law, preventing such declaration as against HLRe and that, in the event of any such declaration, such obligations (whether or not due and payable by HLRe) shall forthwith become due and payable by HL for purposes of this Guarantee.

SECTION 5.

NO WAIVER

No failure on the part of HLRe or the insurers and reinsurers to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy hereunder preclude any other further exercise thereof or the exercise of any other right or remedy.

SECTION 6.

CONTINUING EFFECT: ASSIGNMENT

This Guarantee is a continuing guarantee and subject to the provision of Section 8 hereof (i) shall apply to all reinsurance agreements entered into by HLRe, (ii) shall remain in full force and effect until payment in full of such contractual liabilities, (iii) shall be binding upon HL, its successors and assigns, and (iv) shall inure to the benefit of, and be enforceable by, the insurers, reinsurers, HLRe, and their successors and assigns.

SECTION 7.

AMENDMENT, MODIFICATION OR TERMINATION

This Guarantee may not be amended or modified, provided, however, HL may terminate its obligations hereunder by giving written notice of such termination to HLRe at least thirty (30) days prior to such termination (the "Termination Date"). Such termination shall not affect HL's continuing liability with respect to all reinsurance agreements entered into prior to the Termination Date. Such termination will not be effective unless 30 days prior notice is also provided to:

    Standard and Poors
    ATTN: Rating Group
    26 Broadway
    New York, NY 10004

SECTION 8.

GOVERNING LAW

This Guarantee is a guarantee of payment and not of collection, and shall be governed by and construed in accordance with the law of the State of Connecticut.

SECTION 9.

COUNTERPARTS

This Guarantee may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same Guarantee.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement.

                                HARTFORD LIFE INSURANCE COMPANY

DATE: 8/29/94                             BY: /s/ Lowndes A. Smith
-----------------------------------------------------------             ITS: President

                                                                        ITT HARTFORD INTERNATIONAL LIFE
                                                                        REASSURANCE CORPORATION

DATE: 8/29/94                             BY: /s/ Bruce D. Gardner
------------------------------------------------------------             ITS: General, Counsel & Secretary